AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2015

Registration Statement File No. 333-159907

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-159907

UNDER

THE SECURITIES ACT OF 1933

Montpelier Re Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0428969
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM 08

(441) 296-5550

(Address, including zip code, and telephone number, including area code,

of Registrant’s principal executive offices)

Jonathan B. Kim

General Counsel and Secretary

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM 08

(441) 296-5550

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Todd E. Freed

Richard J. Grossman

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Montpelier Re Holdings Ltd., a Bermuda exempted company (the “Company”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

•                  Registration No. 333-159907, filed with the SEC on June 11, 2009.

On July 31, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2015, by and among Endurance Specialty Holdings Ltd., a Bermuda exempted company (“Endurance”), the Company and Millhill Holdings Ltd., a Bermuda exempted company and a direct, wholly-owned subsidiary of Endurance (“Merger Sub”), the Company will merge with and into Merger Sub, with Merger Sub surviving such merger (the “First Merger”).  Immediately following the effective time of the First Merger, Merger Sub will merge with and into Endurance, with Endurance surviving such second merger (together with the First Merger, the “Mergers”). Immediately following the effective time of the Mergers, Endurance will become the successor-in-interest to the Company.

As a result, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda, on this 31st day of July, 2015.

MONTPELIER RE HOLDINGS LTD.

By:	/s/ Jonathan B. Kim
Jonathan B. Kim
General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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